Exhibit 10.16

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Tower Hill Mines (US) LLC (hereafter, the “Company”), and Karl Hanneman (hereafter, the “Executive”). The Company and the Executive shall be collectively referred to as the “Parties” and individually as a “Party”.

1.	Effective Date and Commencement of Employment.

(a)	The Executive’s employment commenced on May 17, 2010 (the “Employment Commencement Date”).

(b)	The Company and the Executive previously entered into an Employment Agreement, dated February 1, 2017 (the “Existing Agreement”), and an Employment Agreement, dated March 12, 2013, governing the terms and conditions of the Executive’s employment by the Company.

(c)	This Agreement shall be effective on and after March 12, 2018 (“Effective Date”) and shall expressly supersede the Existing Agreement.

(d)	The period commencing on the Employment Commencement Date and ending at the close of business on the date that this Agreement and the Executive’s employment is terminated (the “Termination Date”) shall constitute the “Employment Period”.

(e)	Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Employment Period in accordance with Section 6.

2.	Position.

(a)	During the Employment Period, the Company shall be the Executive’s employer, and the Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, reporting directly to the Board of Directors of the Company (“Board”). The Executive shall also hold all other positions as deemed necessary by the Board. On the Termination Date, Executive shall be deemed to have resigned from all positions held with all affiliates of the Company, including International Tower Hill Mines Ltd. (“ITH”).

3.	Duties and Responsibilities of Executive.

(a)	During the Employment Period, and except as set forth below, the Executive shall devote 50% of his full time and attention during normal business hours to the business of the Company and its affiliates, including ITH, will act in the best interests of the Company and its affiliates, including ITH, and will perform with due care his duties and responsibilities. For the avoidance of doubt, no provision of this Agreement (including, but not limited to, the provisions of this Section 3(a) and Section 4(a)) shall be regarded as constituting “Good Reason” under the Existing Agreement.

(b)	The Executive’s duties will include those normally incidental to the position of CEO (to include the duties set forth in Exhibit A), as well as such additional duties consistent therewith as may be assigned to him by the Board. If, in its sole and complete discretion, the Board changes the Executive’s title and/or the Executive’s reporting responsibilities, the Board may make such changes, and such changes shall thereafter apply for purposes of this Agreement, subject only to the provisions of Section 7(c) hereof.

(c)	The Executive agrees to cooperate fully with the Board and not engage directly or indirectly in any activity that materially interferes with the performance of the Executive’s duties hereunder. During the Employment Period, it shall not be a violation of this Agreement for the Executive to:

(i)	serve on any corporate, civic, or charitable boards or committees (except for boards or committees of any business organization that competes with the Company or its affiliates, including ITH, in any business in which they are regularly engaged), so long as such service does not materially interfere with the performance of the Executive's duties and responsibilities under this Agreement, as the Board in its reasonable discretion shall determine,

(ii)	manage personal investments, or

(iii)	take vacation days and reasonable absences due to injury or illness as permitted by the general policies of the Company.

(d)	The Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-solicitation agreement, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit the Executive from executing this Agreement and fully performing his duties and responsibilities hereunder.

(e)	The Executive acknowledges and agrees that the Executive owes the Company and its affiliates, including ITH, a duty of loyalty and that any obligations described in this Agreement are in addition to, and not in lieu of, any obligations the Executive owes the Company as a matter of law.

(f)	During the Employment Period, the Executive shall provide written notice to the Board of outside employment or performance of substantial personal services for parties unrelated to the Company. For the avoidance of doubt, any such outside employment or performance of substantial personal services for parties unrelated to the Company is subject to the provisions of Section 11 hereof.

4.	Compensation.

(a)	Base Salary. Commencing on the Effective Date, and during the Employment Period, the Company shall pay to the Executive an annual base salary of $150,000 (the “Base Salary”), payable in conformity with the Company's customary payroll practices for executive salaries. For all purposes of this Agreement, the Executive’s Base Salary shall include any portion thereof which the Executive elects to defer under any nonqualified plan or arrangement. During the Employment Period, the Compensation Committee of the Board (“Compensation Committee”) will review and determine the Executive’s salary as CEO from time to time after the Effective Date.

(b)	Annual Performance Bonus. The Executive shall be eligible for an annual discretionary performance bonus with respect to each full calendar year during the Employment Period (the “Annual Performance Bonus”), beginning with the calendar year 2013, which shall, if earned, consist of a cash payment targeted at 100% of the Base Salary. The Compensation Committee shall, on an annual basis (at or near the beginning of each full calendar year in such Employment Period), establish performance objectives for the Executive for the upcoming year, and will communicate such objectives to the Executive. The amount, if any, of the Annual Performance Bonus will be determined by the independent members of the Board, or the Compensation Committee if designated this task by the Board, acting in its sole and complete discretion based on annual performance objectives. A bonus determination will be made by the independent members of the Board or the Compensation Committee typically within 90 calendar days of the end of each calendar year and the Annual Performance Bonus, if any, will be paid within 120 days of the end of the calendar year for which the Annual Performance Bonus is awarded. The Executive must be employed by the Company at the time of payment of the Annual Performance Bonus to be entitled to payment of the Annual Performance Bonus, except as provided in Sections 7(a), 7(b) and 7(c). For the 2018 fiscal year, the Executive’s Annual Performance Bonus, if earned, shall be calculated based on the Executive’s weighted average Base Salary for such fiscal year.

(c)	Equity Awards. As approved by the Board and the Compensation Committee, and subject to all terms and conditions of the 2006 Incentive Stock Plan of ITH (“2006 Plan”) reapproved in 2016 by the stockholders, in recognition of the appointment of the Executive to the position of CEO on February 1, 2017, the Executive was granted an option to purchase 250,000 common shares in the capital of ITH at a price of CAD 1.35 per share. Following such initial grant, the Executive will be eligible to receive, as determined in the sole discretion of the Board or the Compensation Committee, as applicable, additional incentive stock options under, and in accordance with, the 2006 Plan. In addition, the Executive shall be eligible to receive equity awards for past performance or future equity incentive awards as determined in the sole discretion of the Board or the Compensation Committee, as applicable.

(d)	Board Participation. In the event that the Executive is elected to and serves on the Board of ITH during the Employment Period, the Executive shall not be entitled to additional cash compensation but will be eligible to receive additional incentive stock options or Deferred Stock Units as determined in the sole discretion of the Board or the Compensation Committee.

5.	Benefits. Subject to the terms and conditions of this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)	Reimbursement of Business Expenses and Travel. The Company agrees to promptly reimburse the Executive for reasonable business-related expenses, including travel expenses, incurred in the performance of the Executive’s duties under this Agreement in accordance with Company policies. The Executive understands and agrees that his position may entail frequent and significant travel to places outside of Alaska.

(b)	Benefit Plans and Programs. To the extent permitted by applicable law, the Executive (and where applicable, his plan-eligible dependents) shall be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, then being actively maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs, including, without limitation, 401(k) plan, medical and dental insurance, life insurance and disability insurance. The Company shall not, however, by reason of this Section 5(b), have any obligation to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program.

(c)	Disability Insurance. The Company shall maintain a disability insurance policy that will pay, upon the Executive’s termination due to Disability (as defined below), no less than 60% of the Executive’s then-current Base Salary for the shorter of:

(i)	two years, or

(ii)	the duration of such Disability.

6.	Termination of Agreement and Employment.

(a)	Automatic Termination in the Event of Death. This Agreement shall automatically terminate in the event of the Executive’s death. In the event of the Executive’s death, the Company shall pay to the Executive’s estate, a portion of the Annual Performance Bonus, pro-rated based on the percent completion of the calendar year, at the target level.

(b)	Company's Right to Terminate. At any time during the Employment Period, the Company shall have the right to terminate this Agreement for any of the following reasons:

(i)	Upon the Executive's Disability (as defined below),

(ii)	For Cause (as defined in Section 7); or

(iii)	For any other reason whatsoever, in the sole and complete discretion of the Company.

(c)	Executive’s Right to Terminate. At any time during the Employment Period, Executive will have the right to terminate this Agreement with the Company for:

(i)	Good Reason (as defined in Section 7); or

(ii)	For any other reason whatsoever, in the sole and complete discretion of the Executive.

(d)	“Disability”. For the purposes of this Agreement, “Disability”' means that the Executive has sustained sickness or injury that renders the Executive incapable, with reasonable accommodation, of performing the duties and services required of the Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12-month period; provided, however, that any termination based on Disability will be made in accordance with applicable law, including the Americans with Disabilities Act, as amended.

(e)	“Notices”. Any termination of this Agreement by the Company under Section 6(b) or by the Executive under Section 6(c) shall be communicated by a Notice of Termination to the other Party. A “Notice of Termination” means a written notice that:

(i)	indicates the specific termination provision in this Agreement relied upon; and

(ii)	if the termination is by the Company for Cause or by the Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination must specify the Executive's Termination Date. The Termination Date may be as early as 14 calendar days after such Notice is given but no later than 60 calendar days after such Notice is given, unless otherwise agreed to by the Parties in writing or unless the termination is For Cause, in which case the Termination Date may be immediate.

(f)	The termination of this Agreement shall also result in the contemporaneous termination of the Executive’s employment.

7.	Severance Payments.

(a)	Termination by the Company pursuant to Section 6(b)(iii). If the Company terminates this Agreement during the Employment Period pursuant to Section 6(b)(iii) hereof, then, except as set forth in Section 7(c), the Company shall pay to the Executive the following severance, in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that the Executive has executed, not revoked, and any period to revoke has lapsed, a full general release in favor of the Company and its affiliates, including but not limited to ITH:

(i)	One year's Base Salary; and

(ii)	The portion, if any, of his Annual Performance Bonus for the year in which the termination occurs based on the degree of achievement of the relevant performance targets established for such year through the date of termination, using pro-rated performance targets where necessary to account for the shortened performance period.

(b)	Termination by Executive for Good Reason. If the Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(i) hereof, then, except as set forth in Section 7(c), the Company shall pay to the Executive the following severance, in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that the Executive has executed, not revoked, and any period to revoke has lapsed, a full general release in favor of the Company and its affiliates, including but not limited to ITH:

(i)	One year's Base Salary; and

(ii)	The portion, if any, of his Annual Performance Bonus for the year in which the termination occurs based on the degree of achievement of the relevant performance targets established for such year through the date of termination, using pro-rated performance targets where necessary to account for the shortened performance period.

(c)	Termination by Executive for Good Reason after a Change in Control. If a Change in Control occurs and within six months of the Change in Control:

(i)	The Executive is terminated pursuant to Section 6(b)(iii) hereof: or

(ii)	The Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(i) hereof,

then Sections 7(a) and 7(b) shall not apply, but instead pursuant to this Section 7(c), the Company shall pay to the Executive the following severance, in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that the Executive has executed, not revoked, and any period to revoke has lapsed, a full general release in favor of the Company and its affiliates, including but not limited to ITH:

(i)	One year’s Base Salary; and

(ii)	One year’s Annual Performance Bonus at target.

In addition, immediately prior to the termination of the Executive’s employment in a situation entitling him to severance under this Section 7(c), the Executive shall become 100% vested in all of the rights and interests then held by the Executive under the ITH stock option and other equity plans (to the extent not theretofore vested), including, without limitation, any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(d)	Additional Benefits. If the Company is required to pay to the Executive severance by, and subject to, Sections 7(a) or 7(b) or 7(c), or if the Executive is terminated pursuant to Section 6(b)(l) then:

(i)	Such severance shall be paid in addition to any other payments the Company may make to the Executive (including, without limitation, salary, fringe benefits, and expense reimbursements) in discharge of the Company’s obligations to the Executive under this Agreement with respect to periods ending coincident with or prior to the Termination Date.

(ii)	Subject to the Executive’s timely and proper election of COBRA continuation coverage, the Company shall reimburse the Executive for COBRA continuation coverage for twelve full months (or for the lesser duration of such COBRA coverage) beginning with the month following the month in which the Termination Date occurs, such that the Executive's cost of such COBRA coverage shall equal the cost, if any, that the Executive would pay (on behalf of himself and his spouse and dependents, as applicable) under the Company’s group health plan had the Executive not terminated; provided, that if group health coverage under another group health plan becomes available thereafter to the Executive, the Executive’s spouse, or the Executive’s dependents (as applicable), the Company’s reimbursement obligations under this Section 7(d)(ii) will cease with respect to each person to whom such coverage becomes available. The Executive shall notify the Company immediately upon group health coverage becoming available to the Executive, the Executive’s spouse, or the Executive’s dependents.

(iii)	Payments under Sections 7(a) or 7(b) or 7(c), or payment under the disability insurance policy pursuant to Section 5(c), shall be in lieu of any severance benefits otherwise due to the Executive under any severance pay plan or program maintained by the Company that covers its employees and/or its executives.

(e)	“Cause” means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events during the Employment Period:

(i)	The Executive’s gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, the Executive’s duties and responsibilities as described herein or as lawfully directed by the Board;

(ii)	The Executive's having committed any act of willful misconduct or material dishonesty (including but not limited to theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or misrepresentation) against the Company or any of its affiliates, including but not limited to ITH, or any act that results in, or could reasonably be expected to result in, material injury to the reputation, business or business relationships of the Company or any of its affiliates, including but not limited to ITH;

(iii)	The Executive's material breach of this Agreement, any fiduciary duty owed by the Executive to the Company or its affiliates (including but not limited to ITH), or any written workplace policies applicable to the Executive (including but not limited to the Company’s Code of Conduct and policy on workplace harassment) whether adopted on or after the date of this Agreement;

(iv)	The Executive's having been convicted of, or having entered a plea bargain, a plea of nolo contendere or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company’s or any of its affiliates’ reputations (including but not limited to ITH’s reputation); or

(v)	The Executive's having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by the Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(f)	“Good Reason” means the occurrence, prior to occurrence of circumstances constituting Cause, of any of the following events during the Employment Period without the Executive's consent:

(i)	Any material breach by the Company of this Agreement;

(ii)	Any requirement by the Company that the Executive relocate outside of the Fairbanks, Alaska metropolitan area;

(iii)	Failure of any successor to assume this Agreement not later than the date as of which it acquires substantially all of the assets or businesses of the Company;

(iv)	Any material reduction in the Executive's title, responsibilities, or duties or the Board directs the Executive to report to someone other than the Board; or

(v)	The assignment to the Executive of any duties materially inconsistent with his duties as CEO;

Provided, however, that no Good Reason shall have occurred unless the Executive provides the Board written notice of the initial occurrence of the event or condition described in (i) through (v) immediately above within 90 days of the initial occurrence of such event or condition, the event or condition is not remedied or cured within 30 days of the Board’s receipt of such written notice, and the Executive actually terminates his employment with the Company within 120 days of the initial occurrence of such event or condition.

(g)	“Change of Control” means:

(i)	any person or group of affiliated or associated persons acquires more than 50% of the voting power of the Company;

(ii)	the consummation of a sale of all or substantially all of the assets of the Company;

(iii)	the liquidation or dissolution of the Company;

(iv)	a majority of the members of the Board are replaced during any 12-month period by Board members whose nomination or election was not approved by the members of the Board at the beginning of such period (the “Incumbent Board”) (provided that any subsequent members of the Board whose nomination or election was previously approved by the Incumbent Board shall thereafter be also deemed to be a member of the Incumbent Board); or

(v)	the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization. Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur in the event of a sale of Company securities or debt as part of a bona fide capital raising transaction or internal corporate reorganization.

8.	Parachute Payment.

(a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). A comparison shall then be made between (1) the Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (2) the Executive’s Net After-Tax Benefit without application of the 4999 Limit. If (2) exceeds (1), then no limit on the Payments shall be imposed by this Section 8. Otherwise, the amount payable to the Executive shall be reduced so that no such Payment is subject to the Excise Tax. “Net After-Tax Benefit” shall mean the sum of (x) all payments that the Executive receives or is entitled to receive that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

(b)	In the event that a reduction in Payments is required pursuant to this Section 8, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction. For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”). In determining the denominator for purposes of the preceding sentence:

(i)	present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G;

(ii)	the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-l; and

(iii)	other reasonable valuation assumptions as determined by the Company shall be used.

Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first. Upon any assertion by the Internal Revenue Service that any such Payment is subject to the Excise Tax, the Executive shall be obligated to return to the Company any portion of the Payment determined by the Professional Services Firm to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.

(c)	All determinations required to be made under this Section 8, including whether and when a Payment is cut back pursuant to Section 8(b) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G (the “Professional Services Firm”) which shall provide detailed supporting calculations both to the Company and the Executive. If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Section 280G Transaction, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Professional Services Firm hereunder). All fees and expenses of the Professional Services Firm shall be borne solely by the Company.

9.	Conflicts of Interest. The Executive agrees that he shall promptly disclose to the Board any conflict of interest involving the Executive upon the Executive becoming aware of such conflict. The Executive's ownership of an interest not in excess of one percent in a business organization that competes with the Company or its affiliates (including but not limited to ITH) shall not be deemed to constitute a conflict of interest.

10.	Confidentiality.

(a)	The Company agrees to provide the Executive valuable Confidential Information of the Company and its affiliates (including but not limited to ITH) and of third parties who have supplied such information to the Company. In consideration of such Confidential Information and other valuable consideration provided hereunder, the Executive agrees to comply with this Section 10.

(b)	“Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary:

(i)	any and all non-public, confidential or proprietary information or work product of the Company or its affiliates (including but not limited to ITH);

(ii)	any information that gives the Company or its affiliates (including but not limited to ITH) a competitive business advantage or the opportunity of obtaining such advantage;

(iii)	any information the disclosure or improper use of which is reasonably expected to be detrimental to the interests of the Company or its affiliates (including but not limited to ITH);

(iv)	any trade secrets of the Company or its affiliates (including but not limited to ITH); and

(v)	any other information of or regarding the Company or any of its affiliates (including but not limited to ITH), or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their businesses, operations, assets, liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates (including but not limited to ITH) or which the Executive has learned of through his employment with the Company.

Confidential Information also includes any non-public, confidential or proprietary information about or belonging to any third party that has been entrusted to the Company or its affiliates (including but not limited to ITH). Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of the Executive’s actions or inactions.

(c)	Protection. In return for the Company’s promise to provide the Executive with Confidential Information, the Executive promises:

(i)	to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential;

(ii)	not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as CEO for the benefit of the Company; and

(iii)	to return to the Company all documents containing Confidential Information in the Executive's possession upon separation from the Company for any reason.

(d)	Value and Security. The Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its affiliates (including but not limited to ITH), and/or third parties, and the Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

(e)	Disclosure Required By Law. If the Executive is legally required to disclose any Confidential Information, the Executive shall promptly notify the Company in writing of such request or requirement so that the Company and/or its affiliates (including but not limited to ITH) may seek an appropriate protective order or other relief. The Executive agrees to cooperate with and not to oppose any effort by the Company and/or its affiliates (including but not limited to ITH) to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, the Executive will:

(i)	disclose only that portion of the Confidential Information that, according to the advice of the Executive’s counsel, is required to be disclosed (and Executive’s disclosure of Confidential Information to the Executive’s counsel in connection with obtaining such advice shall not be a violation of this Agreement);

(ii)	use reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially; and

(iii)	promptly notify the Company and/or its affiliates (including but not limited to ITH) in writing of the items of Confidential Information so disclosed.

Notwithstanding anything in this Agreement to the contrary, pursuant to 18 USC § 1833(b), the Executive agrees and understands that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

Furthermore, nothing in this Agreement prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(f)	Third-Party Confidentiality Agreements. To the extent that the Company or its affiliates (including but not limited to ITH) possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, the Executive shall comply with all such agreements or obligations in full. The immediately preceding sentence shall apply only if the Company or any affiliate (including but not limited to ITH) has provided the Executive with a copy of such agreements, and the Executive may disclose such agreements and any related Confidential Information to the Company’s attorneys and rely on their advice regarding compliance therewith.

11.	Agreement Not to Compete.

(a)	The Executive acknowledges that, in the course of the performance of the Executive’s duties and obligations under this Agreement, the Executive will acquire access to Confidential Information and the Executive further acknowledges that if the Executive were to compete against the Company or any of its affiliates (including but not limited to ITH), or be employed or in any way involved with a person or company that was in competition with the Company or any of its affiliates (including but not limited to ITH) following the termination of the Executive's employment with the Company, the Company and its affiliates (including but not limited to ITH) would suffer irreparable damages. Accordingly, the Executive will not, at any time or in any manner, during the Employment Period or at any time within one (1) year following the termination of the Executive’s employment for whatever reason, and notwithstanding any alleged breach of this Agreement:

(i)	directly or indirectly engage in any business involving the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH);

(ii)	accept employment or office with or render services or advice to any other company, firm or individual, whether a competitor or otherwise, engaged in the acquisition, exploration, development or operation of mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH);

(iii)	solicit or induce any director, officer or employee of the Company or of any its affiliates (including but not limited to ITH) to end their association with the Company or any of its affiliates (including but not limited to ITH);

(iv)	directly or indirectly, on the Executive’s own behalf or on behalf of others, solicit, divert or appropriate to or in favor of any person, entity or corporation, any maturing business opportunity or any business of the Company or of any of its affiliates (including but not limited to ITH); or

(v)	directly or indirectly take any other action inconsistent with the fiduciary relationship of a senior officer to his company, without the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.

(b)	For this purpose of this Section 11, a mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH) means one:

(i)	which is primarily prospective for gold, and

(ii)	any part of which lies within a horizontal distance of twenty-five (25) kilometers from the outer boundaries of any mineral property in which the Company or any of its affiliates (including but not limited to ITH) holds, or has the right to acquire, an interest.

12.	Withholdings. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement:

(i)	all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling;

(ii)	any deductions consented to in writing by the Executive.

13.	Severability. It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 15), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement.

14.	Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply.

15.	Arbitration; Injunctive Relief; Attorneys’ Fees.

(a)	Subject to Section 15(b), any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination of either (other than with respect to claims arising exclusively under one or more of the Company’s employee benefit plans subject to ERISA) will be finally settled by arbitration in Denver, Colorado before, and in accordance with the rules for the resolution of employment disputes then in effect at the American Arbitration Association. The arbitrator’s award shall be final and binding on both Parties.

(b)	Notwithstanding Section 15(a), an application for emergency or temporary injunctive relief by either Party shall not be subject to arbitration under this Section 15; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 15. The Executive acknowledges that the Executive’s violation of Sections 9 and/or 10 and/or 11 of this Agreement shall cause irreparable harm to the Company and its affiliates (including but not limited to ITH), the Executive agrees not to contest that the Executive's violation of Sections 9 and/or 10 and/or 11 of this Agreement will cause irreparable harm to the Company and its affiliates (including but not limited to ITH), and the Executive agrees that the Company shall be entitled as a matter of right to specific performance of the Executive’s obligations under Sections 9 and 10 and 11 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by the Executive or others acting on his behalf, without any showing of irreparable harm and without any showing that the Company and its affiliates (including but not limited to ITH) does not have an adequate remedy at law. The right of the Company and its affiliates (including but not limited to ITH) to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(c)	Each Party shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(d)	Nothing in this Section 15 shall prohibit a party to this Agreement from:

(i)	instituting litigation to enforce any arbitration award; or

(ii)	joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement.

16.	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 15 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN DENVER, COLORADO AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

17.	Entire Agreement and Amendment. This Agreement contains the entire agreement of the Parties with respect to the Executive's employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof and thereof, including the Existing Agreement. This Agreement may be amended, waived or terminated only by a written instrument executed by both Parties.

18.	Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 16 hereof, shall survive any termination or expiration of this Agreement for any reason.

19.	Waiver of Breach. No waiver by either pay hereto of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

20.	Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company shall assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

21.	Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received:

(a)	when delivered in person or sent by facsimile transmission;

(b)	on the first business day after such notice is sent by air express overnight courier service; or

(c)	on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed,

to the following address, as applicable:

If to Company, addressed to:

International Tower Hill Mines Ltd.
Suite 200

Fairbanks, Alaska 99701
Attention: The Board

with a copy for informational purposes only to:

Robin Mahood
McCarthy Tetrault LLP
Suite 2400
Vancouver British Columbia
Canada V6E 0C5

If to Executive:

addressed to the address set forth below Executive’s name on the execution page hereof;

or to such other address as either Party may have furnished to the other Party in writing in accordance with this Section 21.

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party, but together signed by both Parties.

23.	Definitions. The Parties agree that, as used in this Agreement, the following terms shall have the following meanings:

(a)	an “affiliate” of a person shall mean any person directly or indirectly controlling, controlled by, or under common control with, such person;

(b)	the terms “controlling, controlled by, or under common control with” shall mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; and

(c)	the term “person” shall mean a natural person, partnership (general or limited), limited liability Company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

24.	Internal Revenue Code Section 409A.

(a)	If at the time of the Executive’s separation from service:

(i)	the Executive is a specified employee (within the meaning of Section 409A of the Code, and using the identification methodology selected by the Company from time to time); and

(ii)	the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first to occur of (x) the first business day after such six-month period, (y) the Executive's death, or (z) such other date as will not cause such payment to be subject to tax or interest under Code Section 409A.

(b)	It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Code Section 409A. To the extent such potential payments or benefits could become subject to Code Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed. The Executive shall, at the request of the Company, take any action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Code Section 409A. In no event shall the Company be liable to the Executive for any taxes, penalties, or interest that may be due as a result of the application of Code Section 409A.

(c)	With respect to payments under this Agreement, for purposes of Code Section 409A, each severance payment will be considered one of a series of separate payments, and each such payment shall be a separately identifiable and determinable amount.

(d)	For purposes of determining the timing of any payment of severance compensation, the Executive will be deemed to have a termination of employment only upon a “separation from service” within the meaning of Code Section 409A.

(e)	Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical, and in any event not later than the last day of the calendar year following the year in which the expenses were incurred.

(f)	The Executive's termination of his employment for Good Reason is intended to be a separation from service for good reason as described in Treas. Reg. § 1.409A-1(n)(2) and this Agreement shall be interpreted and construed accordingly.

(g)	For purposes of this Agreement, each payment of severance compensation is intended to be excepted from Code Section 409A to the maximum extent provided under Code Section 409A as follows:

(i)	each payment that is scheduled to be made following the Executive's termination of employment and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg.§ 1.409A-1(b)(4); and

(ii)	each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii) or the exception for limited payments described in Treas. Reg. § 1.409A-1(b)(9)(v)(D).

The Executive shall have no right to designate the date of any payment of severance compensation to be made hereunder.

25.	Employment at Will. The Executive agrees that, by signing below, he agrees that he is an employee at will and just as he is free to terminate his employment at any time, for any reason, the Company is also free to terminate his employment at any time, for any reason.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

EXECUTIVE:

Dated:	March 12	, 2018	/s/ Karl Hanneman
Karl Hanneman
P.O. Box 10664
Fairbanks, AK 99710

THE COMPANY:

Dated:	March 13	, 2018	By:	/s/ Marcelo Kim
Marcelo Kim
Board Chair

Exhibit “A”

Description of Duties and Responsibilities of Executive

•	The Executive is responsible for running a public company (ITH), and for all facets of the business.

•	The Executive is responsible for creating and maintaining stability and investor confidence.

•	The Executive is responsible for driving realistic value creation as the Livengood Project (the “Project”) moves through the early stages of development.

•	The Executive’s responsibilities also include:

o	To ensure that the Company health, safety, and environmental management programs meet or exceed the corporate standards;

o	In close partnership with the Board, to develop and execute the current vision and strategic plan required for future value accrual;

o	To ensure that the business plan as approved by the Board is executed at a high quality of work to schedule and budget;

o	To ensure ITH’s solid reputation among the local and global investment communities;

o	To continue to retain and build a top tier management team capable of advancing the Project through permitting and to ensure senior management succession;

o	To pursue the identification and development of merger, acquisition or partnership opportunities that fit the strategic direction and enhance shareholder value;

o	To continue and protect the development of strong relationships with existing key stakeholders and different levels of government (State and Federal) in Alaska to help ensure the acquisition of future environmental permitting;

o	To obtain financing to satisfy future cash requirements for the Company by gaining access to capital markets on appropriate terms;

o	To ensure personal professional development by serving on outside boards as approved by the Board;

o	Other duties as assigned by the Board